EXHIBIT 99

FOR RELEASE 4:00 p.m. February 1, 2008

VALLEY FINANCIAL CORPORATION

36 Church Avenue, S.W.

Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer

Kimberly B. Snyder, Executive Vice President and Chief Financial Officer

(540) 342-2265

VALLEY FINANCIAL CORPORATION ANNOUNCES

INCREASE IN EARNINGS FOR 4TH QUARTER AND FOR THE YEAR

ROANOKE, VIRGINIA. February 1, 2008 — Roanoke-based Valley Financial Corporation (NASDAQ Capital Market-VYFC) announced today its consolidated financial results for 2007 and reported that the Company has successfully resolved all three of its previously disclosed problem loan assets subsequent to the end of the year.

For the three months ended December 31, 2007, Valley Financial reported net income of $925,000 compared with $156,000 for the same three months of 2006, a 493% increase. Diluted earnings per share increased to $0.20 for the quarter ended December 31, 2007, in comparison to $0.04 for the same quarter last year, a 400% increase. Earnings per share growth for the fourth quarter would have been in step with earnings growth except for the additional 409,884 shares issued as a result of the private placement offering completed in September and October of 2007. Return on average total assets was 0.62% for the quarter and return on average shareholders’ equity was 9.06% compared with 0.12% and 1.92% respectively, for the same period in 2006. The provision for loan losses was ($74,000) for the quarter ended December 31, 2007, as compared to $1,703,000 for the same period of 2006.

Ellis L. Gutshall, President and Chief Executive Officer of Valley Financial, stated “Due to the successful resolution of all three of our large problem loan relationships, we were able to reduce the specific reserves previously set aside for these credits by over $500,000, which was the contributing factor to the negative loan loss provision in the fourth quarter of 2007. Additionally, we took active and prudent steps by charging off $423,000 in problem loan assets during the fourth quarter. We believe these events, combined with the $4.2 Million equity capital raised in the private placement offering in the fall of last year, will enable us to move forward from a position of strength despite the uncertain and unsettling economic environment.”

For the year ended December 31, 2007, Valley Financial reported net income of $2,928,000 compared with $2,882,000 for the same twelve months of 2006, a 1.6% increase. Diluted earnings per share were up 1.2% from $0.67 in 2006 to $0.68 in 2007. Diluted earnings per share for 2007 were impacted by the completion of the private placement offering last fall, in comparison to the prior year.

At December 31, 2007, Valley Financial’s total assets were $600,967,000, total deposits were $432,453,000, total loans stood at $482,281,000, and total shareholders’ equity was $40,716,000. Compared with December 31, 2006, the Company experienced increases of $9,031,000 or 2% in total assets, $16,887,000 or 4% in total loans and $7,315,000 or 22% in shareholders’ equity. Deposits actually decreased by $9,036,000 or 2% over the same 12-month period.

The net interest margin for the year ending December 31, 2007 was 2.84%, down 30 basis points compared to 3.14% for the same period last year. Gutshall stated “We have continued to see the net interest margin remain under considerable pressure from the intense competition for deposits and the relatively flat yield curve, however, sequentially in 2007, the decline has slowed substantially. The net interest margin was 2.81% in 2007’s fourth quarter compared to 2.86%, 2.85% and 2.84% in the first, second and third quarters, respectively. Additionally, our non-performing assets accounted for a 16 basis point decline in our net interest margin for the year ended December 31, 2007, and, in comparison to the same period last year, we did have additional interest expense related to the trust preferred offering completed in December 2006.”

As of December 31, 2007, total non-performing assets amounted to $7,473,946, or 1.24% of total assets, compared to $9,225,000, or 1.56% of total assets as of December 31, 2006. Net loan charge-offs for 2007 totaled $2,025,000, as compared to $1,264,000 in 2006.

Gutshall further stated, “We are quite pleased with our performance for 2007. Earnings are off in the banking industry as a whole in 2007 compared to 2006 and we not only are reporting an increase in earnings year over year, but also are able to report that we have resolved all three of our large problem loan assets. These resolutions will reduce our non-performing assets by nearly 75%, from 1.24% of total assets to just 0.40% of total assets, as we head into 2008. This should impact our net interest margin and the overall earnings picture in a very positive manner. While we are cautiously optimistic about 2008, we continue to be concerned about the continued weakness in the residential real estate market and general slowdown in economic activity.” Gutshall further reiterated “Our company did not participate in the subprime, Alt-A or third-party originated mortgage programs that are now resulting in heavy loan losses at many banks throughout the country.”

The Company paid its eighth consecutive semi-annual cash dividend in the amount of $0.07 per share on January 2, 2008 to shareholders of record December 1, 2007. Gutshall stated, “We are committed and pleased to have a consistent track record of providing a tangible return to our shareholders in addition to the increase in the overall value of their stock since our Initial Public Offering in 1995.”

Additionally, the company intends to break ground within the next 30 days on a new branch office located in the South Roanoke neighborhood of Roanoke City. Gutshall stated” This new office, which is ideally situated near the gateway to the Carilion Health System’s expanding medical complex, will allow us to offer a full-service branch with drive-through access to our customers. We plan to employ “Green” building processes in the construction and operation of this new office which should be ready to open this summer.”

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 2203 Crystal Spring Avenue, 1518 Hershberger Road, 3850 Keagy Road, and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton. Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	December 31 2007	December 31 2006
Total assets	$600,967	$591,936
Total loans	487,164	471,052
Investments	81,085	73,617
Deposits	432,453	441,489
Borrowed funds	121,078	111,131
Shareholders’ equity	40,716	33,401
Non-performing assets to total assets	1.24%	1.56%
Loans past due more than 90 days to total loans	0.00%	0.13%
Allowance for loan losses to total loans	1.00%	1.20%
Book value per share, exclusive of accumulated other comprehensive income (loss)	$8.86	$8.20

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended December 31		For the Year Ended December 31
	2007	2006	2007	2006
Interest income	$9,775	$9,541	$38,993	$34,917
Interest expense	5,820	5,558	23,393	19,237
Net interest income	3,955	3,983	15,600	15,680
Provision for loan losses	(74)	1,703	1,250	2,796
Net interest income after provision for loan losses	4,029	2,280	14,350	12,884
Noninterest income	557	548	2,326	2,212
Noninterest expense	3,732	3,592	13,508	12,051
Net income before taxes	854	(764)	3,168	3,045
Provision for income taxes	(71)	(920)	240	163
Net income	$925	$156	$2,928	$2,882
Basic net income per share	$0.20	$0.04	$0.69	$0.70
Diluted net income per share	$0.20	$0.04	$0.68	$0.67
Return on average total assets	0.62%	0.12%	0.50%	0.54%
Return on average total equity	9.06%	1.92%	8.03%	8.67%
Yield on earning assets (TEY)	6.89%	7.09%	7.03%	6.93%
Cost of funds	4.23%	4.16%	4.31%	3.85%
Net interest margin (TEY)	2.81%	2.99%	2.84%	3.14%
Overhead efficiency ratio (core)	72.41%	61.92%	68.88%	61.57%
Net charge-offs/average loans	0.08%	0.27%	0.42%	0.29%